Exhibit A

YieldShares High Income ETF
(formerly known as Sustainable North American Oil Sands ETF)

Weatherstorm Forensic Accounting Long-Short ETF
(formerly known as Forensic Accounting ETF)

ROBO GlobalTM Robotics and Automation Index ETF
(formerly known as ROBO-STOXTM Global Robotics and Automation Index ETF)

Hull Tactical US ETF

EMQQ The Emerging Markets Internet & EcommerceTM ETF

REX Gold Hedged S&P 500 ETF

REX Gold Hedged FTSE Emerging Markets ETF

REX VolMAXXTM Long VIX Weekly Futures Strategy ETF

REX VolMAXXTM Inverse VIX Weekly Futures Strategy ETF